Exhibit 10.33

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

CONFIDENTIAL
Nokia/Accelsius Proprietary

TECHNOLOGY LICENSE AND KNOW-HOW AGREEMENT

by and among

NOKIA TECHNOLOGIES OY, NOKIA SOLUTIONS AND NETWORKS OY, NOKIA OF AMERICA CORPORATION,

and

ACCELSIUS, LLC

Effective Date: May 27, 2022

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Nokia/Accelsius Proprietary

TECHNOLOGY LICENSE AND KNOW-HOW AGREEMENT

TABLE OF CONTENTS

Page

ARTICLE 1 FURNISHING AND USE OF LICENSED MATERIALS	1

1.01.	Furnishing of Licensed Materials	1

1.02.	Grant of License to Licensed Technical Information	2

1.03.	Grant of License to Licensed Software	2

1.04.	Patent Purchase	3

1.05.	No Third Party Rights Granted	3

1.06.	Export Control	4

1.07.	Granting of Sublicenses to Related Companies	4

1.08.	Ownership	4

ARTICLE 2 KNOWLEDGE TRANSFER	4

2.01.	Services	4

ARTICLE 3 FEES AND ROYALTIES	5

3.01.	Fees	5

3.02.	Royalties and Installment Payments	5

3.03.	Cumulative Purchase Incentive	6

3.04.	Buy-Out	7

3.05.	Accrual	10

3.06.	Records and Adjustments	10

3.07.	Reports and Payments	10

3.08.	Taxes	11

3.09.	Non-Circumvention	12

ARTICLE 4 TERM AND TERMINATION	12

4.01.	Term	12

4.02.	Termination	12

4.03.	Survival	13

ARTICLE 5 GENERAL PROVISIONS	13

5.01.	Agreement Prevails	13

5.02.	Nothing Construed	14

5.03.	Disclaimer	14

5.04.	Representations and Warranties	14

5.05.	Duties	15

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5.06.	Compliance and Anti-Corruption	16

5.07.	No Patent License	17

5.08.	Relationship Between Parties	17

5.09.	Force Majeure	18

5.10.	Addresses	18

5.11.	Integration; Amendments	19

5.12.	Assignability	19

5.13.	Choice of Law	20

5.14.	Agreement Confidentiality	20

5.15.	Dispute Resolution	20

5.16.	Headings; Interpretation	21

5.17.	Waiver	22

5.18.	Severability	22

5.19.	Execution in Counterparts	22

5.20.	Costs	22

5.21.	Bankruptcy	22

5.22.	Further Assurances	23

5.23.	Notification for RAN Product Development	23

APPENDIX A	26

APPENDIX B	30

APPENDIX C	31

iii

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Nokia/Accelsius Proprietary

TECHNOLOGY LICENSE AND KNOW-HOW AGREEMENT

THIS TECHNOLOGY LICENSE AND KNOW-HOW AGREEMENT (“Agreement”) is made and entered into as of May 27, 2022 by and between, on the one hand, Nokia Technologies Oy, a Finnish corporation having an office at Karakaari 7, FI-02610 Espoo, Finland (“Nokia Tech”), Nokia Solutions and Networks Oy, a Finnish corporation having an office at Karakaari 7, FI-02610 Espoo, Finland (“NSN”), Nokia of America Corporation, a Delaware corporation, with offices located at 600 Mountain Avenue, Murray Hill, NJ 07974, United States (“NoAC”), and, on the other hand, Accelsius, LLC a Delaware corporation, with offices located at 6900 Tavistock Blvd., Suite 400, Orlando, FL 32827 (“Licensee”) and, solely for purposes of and solely as specifically set forth in Section 3.04, Section 3.09 and Section 5.06, Innventure, LLC, a Delaware limited liability company with offices located at 6900 Tavistock Blvd., Suite 400, Orlando, FL 32827 (“Innventure”).

Each of Nokia Tech, NSN and NoAC are collectively referred to as “Nokia”. Nokia and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement is effective on the date the last of the Parties executes this Agreement (“Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Appendix A to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

FURNISHING AND USE OF LICENSED MATERIALS

1.01.	Furnishing of Licensed Materials

(a)       Nokia shall furnish to Licensee, within thirty (30) days of the Effective Date, a link via which Licensed Materials can be downloaded. Appendix B and Appendix C shall serve as lists that identify the Licensed Technical Information and Licensed Software, respectively. Nokia and Licensee shall promptly notify each other of any inaccuracies believed present in the lists. All information specified on these lists shall be deemed to be a part of the Licensed Materials with the following qualification: if, within sixty (60) days after receipt of the payment due under Section 3.01(a), Licensee shall give Nokia written notice specifying particular information identified in Appendix B or Appendix C which was not actually received, such specified information shall be deemed missing and owed to Licensee until such information is actually received by Licensee.

(b)       Each Party has previously furnished certain information for limited use to the other pursuant to a Non- Disclosure Agreement effective August 7, 2018 between Innventure and Nokia, as amended. Section 1.01(a) does not apply to any such previously furnished information that is specifically listed in Appendix B or Appendix C. Any such previously furnished information that is listed in Appendix B or Appendix C shall be deemed to be a part of the Licensed Materials, as appropriate, as though furnished hereunder.

(c)       Delivery of any Licensed Materials shall be deemed completed either on the date when (i) a link is provided to Licensee via which such Licensed Materials can be downloaded, or (ii) such Licensed Materials are e-mailed by Nokia or one of its Related Companies as specified in Appendix B and Appendix C, and any missing Licensed Materials, as set forth in Appendix B or Appendix C, have been identified and subsequently provided.

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1.02.	Grant of License to Licensed Technical Information

(a)       Nokia on behalf of itself and its Subsidiaries hereby grants to Licensee a personal, worldwide, royalty-bearing, non-transferable (subject to Section 5.12), non-sublicensable (except as provided in Sections 1.02(b) and

1.07) right and non-exclusive license, solely for Licensed Activities and the manufacture and sale of Licensed Products, for Licensee to: (i) use, copy, perform or display the Licensed Technical Information; and (ii) create, use, copy, perform or display Derivative Works of the Licensed Technical Information, the foregoing (i) and (ii) under any and all copyrights and trade secret rights specific to the Licensed Technical Information (patent rights are specifically set forth in Section 1.04) which are owned by Nokia, existing as of the Effective Date and in which Nokia or its Subsidiaries has the right to license as of the Effective Date.

(b)       The license to use the Licensed Technical Information in Section 1.02(a) includes the right to grant nonexclusive sublicenses (of the same or narrower scope as the licenses granted to Licensee under this Section 1.02, with no further right to sublicense, and subject to confidentiality provisions at least as restrictive as those in this Agreement) as is (A) necessary in connection with Licensed Activities for Licensee to procure services, materials, parts and components, described in the Licensed Technical Information and/or Licensed Software, or otherwise in the manufacture, installation, and use of Licensed Products by Licensee or its suppliers, vendors, or installation/integration partner(s); or (B) necessary in connection with Licensed Activities and for the use of Licensed Products, sold by Licensee to its customers or by Licensee’s channel partners paying Indirect Revenue to Licensee to their respective customers, in the form furnished by Licensee or its channel partners to such customers, each of (A) and (B) in accordance with this Agreement, and also to subject to Royalty Payments for Indirect Revenue to sublicense other parties where Licensee deems appropriate.

1.03.	Grant of License to Licensed Software

(a)       Nokia on behalf of itself and its Subsidiaries hereby grants to Licensee (subject to Section 5.05) a personal, worldwide, royalty-bearing, non-transferable (subject to Section 5.12) right and non-exclusive license, solely for Licensed Activities and the manufacture and sale of Licensed Products for Licensee, to: (i) copy, perform, sublicense (but only in accordance with Sections 1.03(b) and (c) and 1.07 below) or display the Licensed Software, and (ii) create, copy, perform or display Derivative Works of such Licensed Software, the foregoing (i) and (ii) under any and all copyrights and trade secret rights specific to the Licensed Software (patent rights are specifically set forth in Section 1.04) which are owned by Nokia or its Subsidiaries, existing as of the Effective Date and in which Nokia or its Subsidiaries has the right to license as of the Effective Date. No right is granted to sublicense any Licensed Software furnished by Nokia in source code form except to Related Companies (and such Related Companies shall have no further right to sublicense) as set forth in Section 1.07.

(b)       The license to use the Licensed Software in Section 1.03(a) shall include the right, subject to Section 1.03(c), to sublicense the Licensed Software or portions thereof in object code form only (but only of a scope commensurate with the scope of Licensee’s rights in this Section 1.03, subject to confidentiality provisions at least as restrictive as those in this Agreement and with no right to further sublicense) as is: (A) necessary in connection with Licensed Activities for Licensee to procure services, materials, parts and components, described in the Licensed Technical Information or Licensed Software, or otherwise in the manufacture, installation, and use of Licensed Products by Licensee or its suppliers, vendors, or installation/integration partner(s); or (B) necessary in connection with Licensed Activities and for the use of Licensed Products, sold by Licensee to its customers or by Licensee’s channel partners paying Indirect Revenue to Licensee to their respective customers, in the form furnished by Licensee or its channel partners to such customers; or (C) necessary for Licensee to distribute Licensees’ Derivative Works of the Licensed Software, solely for Licensed Activities or as part of the Licensed Products, hereunder, sold by Licensee to its customers, in the form furnished by Licensee to such customers each of (A), (B) and (C) in accordance with this Agreement, and also to subject to Royalty Payments for Indirect Revenue to sublicense other parties where Licensee deems appropriate.

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(c)       Each sublicensing grant by Licensee under Section 1.03(b) shall include terms which require that Licensee’s customer (i.e., sublicensee) must acknowledge in writing, before or at the time of furnishing each copy of Licensed Software (or portions thereof) in object code form, that:

(i)	only a personal, nontransferable and nonexclusive right to use such copy of the Licensed Software commensurate with the rights granted to Licensee is granted to the customer;

(ii)	no ownership interest in the Licensed Software is transferred to the customer;

(iii)	the customer will not copy the Licensed Software;

(iv)	if a customer’s right-to-use is terminated for any reason, such customer will either destroy or return all copies of the Licensed Software in its possession;

(v)	the customer will not transfer the Licensed Software to any other party;

(vi)	the customer will not export or re-export the Licensed Software except in compliance with all the appropriate United States and/or foreign government export control and trade laws (and all regulations promulgated thereunder);

(vii)	the customer will not reverse engineer, de-compile or disassemble the Licensed Software; and

(viii)	Nokia provides no representations or warranties as to the Licensed Software, does not assume any liability regarding the Licensed Software and does not undertake to furnish any support or information regarding the Licensed Software.

(d)       Licensee agrees to use its reasonable best efforts to enforce the sublicensing agreement(s) with its customers as approved and executed in accordance with Section 1.03.

1.04.	Patent Purchase

Nokia Tech and NSN, and Licensee will execute and deliver to each other, contemporaneously with this Agreement, a Patent Purchase Agreement in the form mutually agreeable by the Parties pursuant to which certain Assigned Nokia Patents will be transferred by Nokia, NSN, or their respective Subsidiaries to Licensee or its designated Related Company in accordance with the terms and conditions of the Patent Purchase Agreement.

1.05.	No Third Party Rights Granted

(a)       Licensee understands and agrees that no rights or licenses under any other Person’s information, software or intellectual property right is being furnished or granted by Nokia hereunder and it shall be Licensee’s sole responsibility to procure any such rights or licenses (even if such a right or license is necessary to exercise the rights expressly granted herein). Licensee further understands and agrees that all licenses and rights granted by Nokia hereunder with respect to information, software, patents or other intellectual property hereunder are subject to any and all licenses and rights granted prior to the Effective Date.

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(b)       Licensee represents and warrants that with respect to Licensed Software, Licensee will be in compliance with Open Source Software license terms in the form furnished or distributed to downstream recipients. Licensee shall not incorporate, link, distribute or use (i) the Licensed Software, or (ii) any other software, products documentation, content or other materials developed using the Licensed Software with any code or software licensed under GNU General Public License (“GPL”), LGPL, Mozilla or any other Open Source Software license in any manner that could cause or could be interpreted or asserted to cause the Licensed Software (or any modifications or updates thereof) to become subject to the terms of the GPL, LGPL, Mozilla or such other Open Source Software license.

1.06.	Export Control

Each Party acknowledges that Information provided pursuant to this Agreement is or may be subject to export control laws and regulations including, but not limited to, the export control regulations of the European Union (EU) and the United States and agrees that any use or transfer of such Information must be authorized under such laws and regulations. A Party shall not, directly or indirectly, use, distribute, transfer or transmit Information, whether by way of a direct product of such Information or products, software or other technical information into which Information has been incorporated, except in compliance with applicable laws and regulations. The obligations of the recipient set forth in this Section 1.06 shall survive the expiration, cancellation or termination of this Agreement or any other related agreement.

1.07.	Granting of Sublicenses to Related Companies

The grant of each license to a Party under this Agreement includes the right to grant sublicenses within the scope of such license to such Party’s Related Companies for so long as they remain one of its Related Companies. Any such sublicense may be made effective retroactively, but not prior to the Effective Date, nor prior to the sublicensee becoming a Related Company of such Party.

1.08.	Ownership

The Licensed Materials are licensed and not sold. No ownership interest in the Licensed Materials is transferred to Licensee or its sublicensees hereunder.

ARTICLE 2
KNOWLEDGE TRANSFER

2.01.	Services

(a)       For a period of twelve (12) months from the Effective Date, Nokia agrees, at Licensee’s written request and upon reasonable notice, negotiate in good faith with Licensee to agree commercially reasonable terms and conditions for providing training or similar knowledge transfer services to help Licensee understand and use Licensed Materials. Parties understand that availability of such services shall be subject to availability of suitable resources and other demand for the same resources at Nokia. Licensee expressly understands and agrees that if Nokia, at its sole discretion, does not have suitable resources available to provide training or other knowledge transfer services to Licensee, it shall not be obliged to do so. When requesting training or other knowledge transfer services, Licensee shall ensure that members of its personnel to be trained possess appropriate qualifications and competences, as instructed by Nokia. All expenses (e.g., travel and living) associated with Licensee employees shall be paid by Licensee.

(b)	Nokia and Licensee shall at all times retain the administrative supervision of their respective personnel.

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(c)       Licensee’s personnel shall, while on any location of Nokia or its Related Companies, comply with Nokia’s or its Related Companies’ rules and regulations with regard to safety and security. Licensee shall have full control over such personnel and shall be entirely responsible for their complying with Nokia’s or its Related Companies’ rules and regulations. Licensee agrees to indemnify and hold Nokia and its Related Companies harmless from any claims or demands, including the costs, expenses and reasonable attorney’s fees incurred on account thereof, that may be made by: (i) anyone for injuries to persons or damage to property resulting from acts or omissions of Licensee’s personnel; or (ii) Licensee’s personnel under Worker’s Compensation or similar laws. Licensee agrees to defend Nokia and its Related Companies against any such claim or demand.

(d)       Any information disclosed (whether in writing, orally, visually or otherwise) by Nokia to Licensee shall be deemed to be a part of Licensed Technical Information and shall be subject to the provisions of this Agreement only to the extent that the Information is reduced to writing and furnished to Licensee within thirty (30) days of the initial disclosure.

ARTICLE 3

FEES AND ROYALTIES

In consideration for transfer by Nokia of the Assigned Nokia Patents under the Patent Purchase Agreement and in consideration for the rights and licenses granted under this Agreement by Nokia to Licensee, Licensee shall pay to Nokia Tech, as set forth in this ARTICLE 3.

3.01.	Fees

In addition to any and all royalties due to Nokia pursuant to Section 3.02, Licensee shall pay to Nokia to the account specified in Section 5.10, within thirty (30) days after the Effective Date, an initial fee in the sum of [***]. Under no circumstances shall such sum or any portion thereof be: (i) refunded to Licensee; (ii) credited to royalties or other amounts due under this Agreement; or (iii) applied toward amounts due under any other agreement.

3.02.	Royalties and Installment Payments

(a)       Commencing on the Effective Date, and continuing until December 31, 2040, royalties shall be payable by Licensee, to the account specified in Section 5.10, in accordance with Section 3.07, to Nokia at the rate of: (i) [***] plus the Cumulative Purchase Incentive of all Direct Revenue arising from or related to each Licensed Product which is sold, leased or otherwise put into use at Fair Market Value by Licensee or any of its Related Companies to any end users, distributors, resellers or other sales or integration agents; and (ii) [***] plus the Cumulative Indirect Purchase Incentive of all Indirect Revenue (collectively, “Royalty Payments”). Under no circumstances shall any such Royalty Payments or any portion thereof be: (x) refunded to Licensee; (y) credited to other amounts due under this Agreement; or (z) applied toward amounts due under any other agreement. No Royalty Payments shall be calculated and paid in duplicate if falling under both subparagraphs (i) and (ii) above.

(b)       Commencing on February 1, 2023, and on each anniversary thereof until and including year 2040, Licensee shall pay to Nokia Tech the annual installments in accordance with the payment schedule set forth below (each an “Installment Payment”). Each Installment Payment shall be credited towards and set off against any Royalty Payments which may become due pursuant to Section 3.02(a) for the annual period commencing on January 1 of the respective calendar year during which such Installment Payment is due. Notwithstanding the foregoing, under no circumstances shall any such Installment Payments or any portion thereof be: (i) refunded to Licensee, or (ii) applied toward amounts due under any other agreement.

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Payment Number	Amount	Due Date
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4-18	[***]	[***]

3.03.	Cumulative Purchase Incentive

(a)       On the Effective Date, the Parties agree that the Cumulative Purchase Incentive shall be [***]. On January 1 of each calendar year starting 2023 until and including 2040 (“Incentive Calculation Date”), the Cumulative Purchase Incentive shall be calculated by Licensee, and confirmed by Nokia, as set forth in this Section 3.03. Licensee shall report the Annual Ordered Cold Plates, the Cumulative Purchase Incentive and the respective royalty rates to be applied to Royalty Payments under Section 3.02(a) to Nokia through iprroyaltyreporting@nokia.com promptly after the Incentive Calculation Date but in no event later than February 1 of the same calendar year.

(b)       For purposes hereof, the following terms have the following meanings, which are calculated and updated on each Incentive Calculation Date, in the following order:

(i)	“Annual Ordered Cold Plates” means the aggregate number of Cold Plates for which Nokia or any Nokia Related Company made binding purchase orders to Licensee during the previous calendar year and which were requested by Nokia or any Nokia Related Company to be delivered during the same year when such aggregated purchase orders were made or the following year; provided that, if any such order specifies a purchase volume range instead of a fixed purchase number, then only the lowest number in such range shall be counted for purposes of determining Annual Ordered Cold Plates.

(ii)	“Cold Plate Multiplier” means the number, for each designated year during which Nokia or any Nokia Related Company made purchase orders that are counted for the latest Annual Ordered Cold Plates, set forth in the table in Section 3.03(d).

(iii)	“Cumulative Cold Plates” means the aggregate number of Annual Ordered Cold Plates that have been calculated on Incentive Calculation Dates throughout the lifetime of the Agreement, including the current calendar year.

(iv)	“Cumulative Purchase Incentive” is the percentage that on each Incentive Calculation Date from 2023 to 2027 is equal to Cumulative Cold Plates (after applying Section 3.03(a) and subject to Section 3.03(c) and Section 3.03(d)) multiplied by [***], which is applicable to the calculation of the Royalty Payments related to Direct Revenue as set forth in Section 3.02(a). On January 1, 2028 and on each Incentive Calculation Date thereafter until 2040 (including these years), the Cumulative Purchase Incentive shall equal the Cumulative Purchase Incentive calculated on January 1, 2027. Notwithstanding the foregoing or Section 3.03(d), Cumulative Purchase Incentive shall in no event be greater than [***], or less than [***].

(c)       On the Effective Date, Cumulative Cold Plates for purposes of calculating the Cumulative Purchase Incentive shall be set to [***]. At the beginning of each calendar year from 2023 to 2027 (including those years), the Annual Ordered Cold Plates shall be multiplied by the Cold Plate Multiplier. Cumulative Cold Plates shall then be increased at such time by the product of such multiple.

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(d)	The Cold Plate Multiplier for the following calendar years shall be as follows:

Year preceding Incentive Calculation Date	Cold Plate Multiplier
2022	[***]
2023	[***]
2024	[***]
2025	[***]
2026	[***]

(e)       For purposes of clarification and by way of example only, if on January 1 of 2026 it is established that Nokia made binding aggregate purchase orders for [***] Cold Plates in 2025 and the Cumulative Cold Plates on the previous Incentive Calculation Date was [***], the new value of Cumulative Cold Plates on Jan 1, 2026 shall be [***]. The new value of Cumulative Purchase Incentive Jan 1, 2026 shall be [***], which shall be added to [***] base royalty rate for a total royalty rate of [***], which is applied on the Direct Revenue of Licensee in 2026.

(f)       For the avoidance of doubt, Nokia shall not be obligated to make any binding purchase orders from Licensee. Solely for the purposes of calculating the Annual Ordered Cold Plates, any binding purchase orders cancelled by Nokia, and accepted by Licensee as cancelled, will reduce the calculation of Cumulative Cold Plates as of the applicable date of measurement thereof by the same number that it increased in the calculation of Annual Ordered Cold Plates in the previous year. For clarification, any such purchase order not fulfilled by Licensee for any reason other than a Nokia cancellation shall not be deducted in the calculation of Cumulative Cold Plates as of the applicable date of measurement thereof.

3.04.	Buy-Out

(a)       In the event Licensee assigns any and all (but not less than all) of its rights or obligations under this Agreement to anyone other than a Licensee Related Company (an “Agreement Assignment”), or if Licensee or Innventure reasonably anticipates the occurrence of any Capital Event pertaining to Licensee, Licensee or Innventure shall provide written notice to Nokia (the “Buy-Out Notice”) which shall be delivered in a reasonable time prior to the closing of such Agreement Assignment or Capital Event (each event a “Buy-Out Option Event”), but in any event, no less than ninety (90) days prior thereto. The Buy-Out Notice shall state the identity of any potential assignee (if an Agreement Assignment) or purchaser(s) (if a Change of Control) and a summary outline of the non-proprietary general terms of such Buy-Out Option Event and whether the Licensee will exercise the Buy-Out Option (as defined below), as applicable. Thereafter, each of Nokia and Licensee (directly, or indirectly through a Related Company) shall have the option (the “Buy-Out Option”), by delivering to the other Party written notice of the exercise of such Buy-Out Option no less than thirty (30) days after Licensee or Innventure’s delivery of the Buy-Out Notice, to cause the purchase by Licensee (or any Licensee Related Company, at Licensee’s option) of all of Licensee’s remaining Revenue Share obligations which would accrue to Nokia under Section 3.02 and Section 3.03 after the date of the closing of the Buy-Out Option Event. For the avoidance of doubt, any Revenue Share accrued and/or owed to Nokia prior to the closing of the Buy-Out Option Event shall be paid by Licensee to Nokia pursuant to this Agreement.

(b)       Upon exercise of the Buy-Out Option, Licensee or the Licensee Related Company) shall pay to Nokia Tech (which shall be deemed as a payment to “Nokia” for purposes of Section 3.04(a)) an amount (the “Buy-Out Fee”) equal to the Buy-Out Value Share multiplied by the Enterprise Value, provided that the Buy-Out Fee shall always be equal to or greater than [***] (the “Minimum Buy-Out Fee”). Notwithstanding the foregoing paragraph in this Section 3.04(b), if Nokia elects to exercise the Buy-Out Option, then the Minimum Buy-Out Fee [***] shall not apply in calculating the Buy-Out Fee. The Buy-Out Fee shall not, in any case, exceed [***].

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(c)	“Enterprise Value” shall be equal to:

(i)       if the Buy-Out Option Event is an Agreement Assignment, the net sums received by Licensee (or the designated Licensee Related Company) in any purchase agreement consummating the Agreement Assignment up to and including [***] and thereafter two thirds of all amounts exceeding [***];

(ii)      if the Buy-Out Option Event is a Capital Event and such Capital Event is a Change of Control, and the Change of Control is in the form of a merger, consolidation or acquisition of Licensee with, by or into an independent third party purchaser or a change in the ownership of more than fifty percent (50%) of the voting securities of Licensee in one or more related arm’s-length transactions with an independent third party purchaser (with the arm’s-length nature verified by affidavits of the consummating parties), the fair market value of all of the equity securities of Licensee, as determined by multiplying the per unit (or per share or other security, as applicable) price as determined in the agreement between the parties consummating such Change of Control, by the total number of outstanding units (or shares or other securities) of Licensee, on a fully diluted basis up to and including [***] and thereafter two thirds of all amounts exceeding [***];

(iii)     if the Buy-Out Option Event is a Capital Event and such Capital Event is a Change of Control, and the Change of Control is in the form of the sale of all or substantially all the assets of Licensee (including without limitation the Agreement, or any or all of the Assigned Nokia Patents) to an independent third party purchaser in an arm’s-length transaction (with the arm’s-length nature verified by affidavits of the consummating parties), the fair market value of all of the assets of Licensee as determined in the purchase agreement by the parties consummating the Change of Control up to and including [***] and thereafter two thirds of all amounts exceeding [***]; or

(iv)     if the Buy-Out Option Event is a Capital Event and such Capital Event is an IPO, the underwritten valuation of Licensee, as determined by multiplying the IPO offering price (per share or other unit of securities) by the total number of outstanding shares (or other securities) of Licensee, on a fully diluted basis up to and including [***] and thereafter two thirds of all amounts exceeding [***].

For the purpose of this Section 3.04(c), the reference to Licensee shall include any and all Subsidiaries of Licensee.

(d)       “Buy-Out Value Share” is a number expressed as a percentage that is the sum of (i) [***] and (ii) the latest Cumulative Purchase Incentive multiplied by two (2).

(e)       Notwithstanding anything to the contrary herein, the Buy-Out Fee shall be reduced by applying a discount rate as follows:

(1) if the Buy-Out Notice is delivered to Nokia at any time after the Effective Date through December 31, 2031, the discount rate shall be [***];

(2) if such Buy-Out Notice delivery occurs after December 31, 2031 but before January 1, 2033, the Buy- Out Fee shall be [***];

(3) if such Buy-Out Notice delivery occurs after December 31, 2032 but before January 1, 2034, the Buy- Out Fee shall be [***];

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(4) if such Buy-Out Notice delivery occurs after December 31, 2033 but before January 1, 2035, the Buy- Out Fee shall be [***];

(5) if such Buy-Out Notice delivery occurs after December 31, 2034 but before January 1, 2036, Buy-Out Fee shall be [***];

(6) if such Buy-Out Notice delivery occurs after December 31, 2035 but before January 1, 2037, Buy-Out Fee shall be [***];

(7) if such Buy-Out Notice delivery occurs after December 31, 2036 but before January 1, 2038, Buy-Out Fee shall be [***];

(8) if such Buy-Out Notice delivery occurs after December 31, 2037 but before January 1, 2039, Buy-Out Fee shall be [***];

(9) if such Buy-Out Notice delivery occurs after December 31, 2038 but before January 1, 2040, Buy-Out Fee shall be [***];

(10) if such Buy-Out Notice delivery occurs after December 31, 2039 but before January 1, 2041, Buy-Out Fee shall be [***]; and

(11) if such Buy-Out Notice delivery occurs after December 31, 2040, the discount rate shall be [***].

(f)        For the avoidance of doubt, and by way of example only, the Buy-Out Fee shall be calculated by multiplying the Buy-Out Value Share by the Enterprise Value as follows: if Enterprise Value equals [***], and the Buy-Out Value Share is [***], then the Buy-Out Fee would equal [***].

(g)       The Parties acknowledge and agree that any Buy-Out Fee paid shall be net of all customary costs, fees, expenses and applicable taxes (including all costs, fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by the Licensee (or Licensee Related Company) in the transactions consummating the Buy-Out Option Event, applied to Nokia pro rata, and calculated in accordance with United States generally accepted accounting principles (GAAP).

(h)       The Buy-Out Fee shall be payable by Licensee (or its Related Companies) on a “net 30” basis as proceeds are actually received from the Buy-Out Option Event. Notwithstanding anything to the contrary, and for clarification purposes, the calculation of the Buy-Out Fee (as described above in respect of Enterprise Value) shall take into account all proceeds actually received from the Buy-Out Option Event regardless of whether such proceeds are received as cash, shares or other forms of payment, and shall be payable regardless of whether Licensee receives such proceeds directly or whether its Related Companies, including Innventure, LLC and other principals of Licensee, receives such proceeds. Upon closing the Buy-Out Option Event, if either Party has exercised the Buy-Out Option and Licensee has paid the Buy-Out Fee to Nokia, Licensee shall have no further obligation to pay Revenue Share to Nokia hereunder.

(i)        Innventure hereby represents and warrants that if (A) Innventure and Co-Investors, directly or indirectly, together own the majority of voting shares of Licensee or otherwise control Licensee’s board, (B) the Buy-Out Option is exercised, and (C) the Licensee does not pay the Buy-Out Fee promptly to Nokia, then Innventure shall pay the Buy-Out Fee to Nokia.

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3.05.	Accrual

(a)       The Royalty Payments specified in Section 3.02(a) shall accrue, and shall become payable in accordance with Section 3.07, in respect of any Licensed Activities or Licensed Product upon the first sale, lease, license or other putting into use of such respective Licensed Activity or Licensed Product.

(b)       When a company ceases to be a Related Company of Licensee, fees which have accrued with respect to any Licensed Activities or Licensed Product first sold, leased, licensed, or otherwise put into use by such company, but which have not been paid, shall become payable with Licensee’s next scheduled payment.

(c)       Notwithstanding any other provisions hereunder, fees shall accrue and be payable only to the extent that enforcement of Licensee’s obligation to pay such fees would not be prohibited by applicable law.

3.06.	Records and Adjustments

(a)       Licensee shall keep full, clear and accurate records with respect to (i) any and all Licensed Activities and Licensed Products and (ii) any and all Direct Revenue, Indirect Revenue and Excluded Revenue, and shall furnish any information which Nokia may reasonably prescribe from time to time to enable Nokia to ascertain the proper fee amounts due hereunder on account of the Licensed Activities and selling, leasing or putting into use of Licensed Products. Licensee shall retain such records with respect to (i) any and all Licensed Activities and each Licensed Product for at least five (5) years from the date of such Licensed Activities or the sale, lease or putting into use of such Licensed Product, and (ii) any and all Direct Revenue, Indirect Revenue and Excluded Revenue for at least five (5) years from the date of having earned such revenue. Not more than once per calendar year, Nokia shall have the right through accredited auditors to make an examination, following advance notice and during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder (including but not limited to any and all records and accounts relating to Direct Revenue, Indirect Revenue and Excluded Revenue), and the audit results will be maintained as confidential among the auditors and Nokia pursuant to Section 5.14 of this Agreement. Adjustments shall be made within sixty (60) days to compensate for any errors or omissions disclosed by such examination. If such audit discloses a reported error of four percent (4%) or greater with respect to the reported sums paid to Nokia by Licensee during the applicable period subject to such audit, Licensee shall fully reimburse Nokia, promptly upon demand, for the reasonable fees and disbursements for completing such audit. Otherwise, Nokia shall be responsible for the cost of each such audit.

(b)       Independent of any such examination, Nokia will credit to Licensee the amount of any overpayment made in error which is identified and fully explained in a written notice to Nokia delivered within three (3) months after the due date of the payment which included such alleged overpayment, provided that Nokia is able to verify, to its own satisfaction, the existence and extent of the overpayment.

(c)       No refund, credit or other adjustment of fee payments shall be made by Nokia hereunder except as provided in this Section 3.06. Rights conferred by this Section 3.06 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a Party having such right and signing such statement.

3.07.	Reports and Payments

(a)       Within thirty (30) days after the end of each quarterly period ending on March 31, June 30, September 30 or December 31 of each calendar year during the Term commencing with the quarterly period during which this Agreement becomes effective, Licensee shall, by using the electronic reporting system made available by Nokia furnish to Nokia a complete and accurate report, as requested in the electronic reporting system, including but not limited to the quantities and types of Licensed Activities and Licensed Products sold, leased, licensed or put into use by Licensee and/or its Related Companies during such quarter, the Fair Market Value of the Licensed Activities and Licensed Products and the royalty payable for such Licensed Activities and Licensed Products. If the electronic reporting system is not operational or otherwise usable for reporting, Licensee shall furnish to Nokia, at the address set out in this Agreement, a written report by using the template provided by Nokia, certified by a responsible officer of Licensee, setting out the required information (such as, quantities and types of Licensed Activities and Licensed Products that are sold, leased, licensed or put into use by Licensee and/or its Related Companies prior to the end of such quarter and that have not been reported before, the Fair Market Value and royalty payable for such Licensed Activities and Licensed Products). The report(s) shall also indicate if no sale, lease, license or use activity have been made and if any activities or products sold are believed to be exempt from royalties and the reasons for such an exemption, and any amount of the Installment Payments set forth in Section 3.02(b) creditable to this quarterly period.

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(b)       The Parties shall work in good faith to resolve any dispute in respect of calculation and reporting matters as described in Section 3.07(a), for at least ninety (90) days prior to submission of any dispute to formal proceedings in accordance with the terms of this Agreement.

(c)       Any royalty or other sums payable (e.g., support services) by Licensee under this Agreement shall be paid within thirty (30) days as of the date of the invoice by Nokia. Notwithstanding the foregoing and regardless of whether reported, invoiced or not, the royalties for any Licensed Activities and Licensed Products sold, leased, licensed or put into use during any particular reporting period shall at the latest be due in ninety (90) days from the end of that reporting period.

(d)       All payments to Nokia shall be made in United States dollars. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers in New York City as quoted for the last day of such semiannual period by leading United States banks in New York City dealing in the foreign exchange market.

(e)       Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percentage points (3%) over the prime rate (as posted by leading United States banks in New York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

3.08.	Taxes

(a)       All payments under this Agreement will be free of any deductions, except for any mandatory U.S. federal withholding tax, if any, as set forth below. In addition to all sums due to Nokia under this Agreement, Licensee will be liable for any and all taxes or fees imposed by any foreign, federal, state, and local authority (including, but not limited to, sales, use, excise, consumption, and value-added taxes, custom duties, and similar tariffs and fees) based upon any payments payable by Licensee to Nokia under this Agreement, except: (1) any tax imposed upon Nokia in a jurisdiction other than Finland if such tax is allowable as a credit against Finland income taxes of Nokia; and (ii) any net income tax imposed upon Nokia by Finland or any governmental entity within Finland. The Parties shall comply with any formal requirements for the purpose of obtaining the benefit of any double taxation convention or treaty that may exist from time to time with the government of Finland. Licensee shall take all reasonable actions and give all reasonable assistance requested by Nokia for the purposes of ensuring that all sums paid under this Agreement are payable free of all withholding taxes and/or other deductions of any kind. To the extent that any withholding tax is nevertheless required by U.S. law, Licensee shall pay to Nokia the payments due under this Agreement minus any U.S. withholding tax, and Licensee shall give Nokia such reasonable assistance and furnish certificates and other evidence of such paid taxes as is sufficient to enable Nokia to claim exemption there from or credit thereof. In addition, Licensee shall provide Nokia with any other relevant material that Nokia may reasonably require. Nokia will provide Licensee form W-8BEN-E to ensure that the royalties or other sums payable under this Agreement are exempted or subject to any reduced rate of U.S. withholding.

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(b)       All rates, prices, charges or fees specified in this Agreement are exclusive of any indirect taxes (including, but not limited to value added tax, sales and use tax or similar tax, later “VAT”). If any VAT is chargeable in respect of any supply by Nokia to the Licensee and Nokia is required to account for such VAT to the relevant tax authority, an amount equal to such VAT shall be payable by the Licensee in addition to and at the same time, as any other consideration for the supply, and Nokia shall provide a valid VAT invoice. If any VAT is chargeable in respect of any supply by Nokia to the Licensee and the Licensee is required to account for such VAT to the relevant tax authority, the Licensee is solely liable to report and pay this VAT and there will be no VAT on the invoice issued by Nokia. The Parties are in mutual understanding that the consideration paid under this Agreement is not subject to Finnish VAT.

3.09.	Non-Circumvention

Licensee and its Related Companies, including Innventure, acknowledge and agree that the Revenue Share and the Buy-Out Fee are intended to capture Nokia’s share of the economic benefit of monetizing the Licensed Materials and the Assigned Nokia Patents and agrees not to circumvent the Revenue Share or the Buy-Out Fee, directly or indirectly, with the purpose or effect of impairing the economic value thereof to Nokia. For the avoidance of doubt, the foregoing is intended to apply regardless of whether such economic benefit is received in cash, in kind or through other forms of payment.

ARTICLE 4

TERM AND TERMINATION

4.01.	Term

This Agreement and all licenses and rights granted under this Agreement shall be effective during the term commencing on the Effective Date and shall continue perpetually unless terminated by a Party or the Parties sooner expressly in accordance with the provisions of this Agreement.

4.02.	Termination

(a)       In the event of any material breach of this Agreement by Licensee or its Related Companies, Nokia may, in addition to any other remedies that it may have, at any time terminate this Agreement including all the rights and licenses granted by Nokia hereunder by not less than ninety (90) days’ advance written notice to Licensee specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied. The rights, licenses, and obligations of Nokia shall not be affected with respect to any termination of this Agreement in accordance with this Section 4.02(a).

(b)       In the event of any material breach of this Agreement by Nokia or its Related Companies, Licensee may, in addition to any other remedies that Licensee may have, at any time terminate all the rights and licenses granted by Licensee hereunder by not less than ninety (90) days’ advance written notice to Nokia specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied. Nokia’s and its Related Companies’ total cumulative liability to Licensee under this Agreement, including, but not limited, for all such breaches shall be the lesser of: (i) the actual value of the injury or loss to Licensee as a consequence of a claim or breach or (ii) fifty percent (50%) of the total royalties paid to Nokia under this Agreement for the one (1) year period preceding the breach.

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(c)       The Parties may voluntarily terminate this Agreement at any time in a writing signed by all of them.

(d)       Licensee may terminate this Agreement at any time by providing Nokia with one-hundred and twenty (120) days’ advance written notice thereof, upon Licensee’s determination, in its sole reasonable discretion, of the occurrence of a commercial failure of its efforts to commercialize the NZC Technology at a minimally viable level, provided that in such case Licensee shall, upon such notice of termination and as a condition to the effectiveness of such termination (i) provide sufficient information to the satisfaction of Nokia about the occurrence of the commercial failure of the efforts to commercialize the NZC Technology, and (ii) execute and deliver an assignment of the (A) Assigned Nokia Patents and (B) any and all derivative works of the Licensed Materials, if any, in favor of Nokia; and further provided that Licensee shall cooperate with Nokia in good faith to provide it promptly with copies of relevant commercial agreements and documents related to the Assigned Nokia Patents and any and all derivative works of the Licensed Materials in such event of termination and assignment.

(e)       If Licensee or any entity that is controlled by, controls, or is under common control as Licensee first files a lawsuit or initiates any legal proceeding against Nokia alleging infringement of any patent, Nokia will provide Licensee thirty (30) days’ notice to end such lawsuit, and if it is not ended after such period, Nokia may unilaterally terminate all rights and licenses of Licensee, and of any or all of its Related Companies licensed pursuant to Section 1.07, effective as of the date following such thirty (30) day notice period. For the purposes of this Section 4.02(e) control means direct or indirect ownership of or the right to exercise (a) more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity, or (b) more than fifty percent (50%) of the ownership interest representing the right to make decisions for the subject entity.

4.03.	Survival

(a)        Any termination of this Agreement or of any rights and licenses pursuant to Section 4.02(a) shall not affect Licensee’s rights and obligations with respect to any Licensed Activity or Licensed Product made with the use of any of the Licensed Materials and sold or licensed prior to such termination, and any termination of Nokia’s rights and licenses under Section 4.02(b) shall not affect Nokia and its Related Companies rights and obligations with respect to a product or service made and sold or licensed prior to such termination.

(b)       Obligations to pay fees under Section 3.02 for time periods prior to any termination of licenses and rights pursuant to Section 4.02(a) shall survive such termination.

(c)       The rights, licenses and obligations of the Parties which, by their nature would continue beyond termination of this Agreement shall survive and continue after any termination of this Agreement. For example, Licensee’s obligations under Sections 1.06 and 5.05 shall survive and continue after any termination of rights under this Agreement.

ARTICLE 5
GENERAL PROVISIONS

5.01.	Agreement Prevails

This Agreement shall prevail in the event of any conflicting terms or legends which may appear on the Licensed Materials. In the event any conflict between the terms and provisions of this Agreement and those of any Appendix, Exhibit or Schedule or other document related hereto, the following order of precedence will govern: (a) first, this Agreement, excluding its Appendix, Exhibits and Schedules; and (b) second, the Appendices, Exhibits and Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference; provided, however, that in the event of any conflict between the terms and provisions of this Agreement and the Patent Purchase Agreement, the terms and provisions of the Patent Purchase Agreement shall govern.

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5.02.	Nothing Construed

Except as expressly provided herein, neither the execution of this Agreement nor anything in this Agreement or in the Licensed Materials shall be construed as:

(i)	an obligation upon Nokia or its Related Companies to furnish to any Person, including Licensee, any assistance of any kind whatsoever, or any information other than the Licensed Materials, or to revise, supplement or elaborate upon the Licensed Materials; or

(ii)	providing or implying any arrangement or understanding that Nokia or its Related Companies will make any purchase, lease, examination or test or give any approval; or

(iii)	an obligation upon Nokia or its Related Companies to continue, or initiate, or restrict, or discontinue, any research, development, productization, marketing, sales, or any other work in any area, including, but not limited to, on the Licensed Materials.

5.03.	Disclaimer

(a)       THE LICENSED MATERIALS OR OTHER INFORMATION LICENSED OR FURNISHED (INCLUDING OPEN SOURCE SOFTWARE) UNDER THIS AGREEMENT ARE LICENSED “AS IS” WITH ALL FAULTS, LATENT AND PATENT AND WITHOUT ANY WARRANTY OF ANY TYPE. NOKIA AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, NOKIA AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE LICENSED MATERIALS OR OTHER INFORMATION LICENSED OR FURNISHED WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND IT SHALL BE THE SOLE RESPONSIBILITY OF LICENSEE TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH RESPECT TO THE ACQUISITION OF LICENSES UNDER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOKIA AND ITS RELATED COMPANIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY LICENSEE OR ANY OTHER THIRD PARTY ON ACCOUNT OF, OR ARISING FROM, THE USE OF THE LICENSED MATERIALS OR OTHER INFORMATION FURNISHED HEREUNDER.

(b)       Except for Licensee’s breach of Section 5.05, no Party shall be liable to another Party for incidental, indirect, special, exemplary or consequential loss or damages of any nature, or for lost profits, savings or revenues of any kind, however caused under this Agreement, whether or not the applicable Party has been advised of the possibility of such damages. This Section 5.03(b) shall survive failure of an exclusive remedy.

5.04.	Representations and Warranties

(a)       Each Party represents and warrants to the other that, upon the Effective Date: (a) it is a company duly formed and validly existing under the laws of the jurisdiction of its formation; (b) it has the full power and authority to enter into, execute and deliver this Agreement and perform the obligations contained herein and it has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder; and (c) the execution and delivery by such Party of this Agreement and the performance by such party of its obligations contemplated in this Agreement have been duly authorized by any necessary corporate or other action of such Party.

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(b)	Nokia represents and warrants to Licensee that on the Effective Date:

(i)	Nokia has the right to grant the license granted to Licensee hereunder, and Nokia will ensure that it shall not assign or grant any other Person during the Term any license, lien, option, encumbrance or other contingent or non-contingent right, title or interest in or to the Licensed Materials that conflicts with the rights and licenses granted to Licensee hereunder;

(ii)	Nokia is the sole and exclusive owner of the entire right, title, and interest in and to the Licensed Materials (except for any Third Party Materials); and

(iii)	there is no settled or pending litigation, claim or proceeding by a third party alleging any infringement, misappropriation, or other violation relating to the Licensed Software.

5.05.	Duties

(a)       Except as otherwise expressly provided for in this Agreement, Licensee will hold in confidence all parts of the Licensed Materials, or other Nokia Confidential Information that Licensee’s (or its Related Companies’) personnel may unavoidably receive or have access to during the performance of this Agreement. Licensee further agrees that all such information shall remain the property of Nokia or its Related Company, respectively, and that Licensee shall not make any disclosure of such information to anyone, except to employees, contractors and agents of Licensee to whom such disclosure is necessary to the use for which rights are granted hereunder. Licensee shall appropriately notify all such employees, contractors and agents to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them and shall cause such employees, contractors and agents to comply with this Agreement.

(b)       Except as otherwise expressly provided for in this Agreement, Nokia and its Related Companies will hold in confidence all parts of the Licensee’s Derivative Works or Licensee Confidential Information that Nokia’s (or its Related Companies’) personnel may unavoidably receive or have access to during the performance of this Agreement. Nokia further agrees that all such information shall remain the property of Licensee and that Nokia shall not make any disclosure of such information to anyone, except to employees, contractors and agents of Nokia or one of its Related Companies to whom such disclosure is necessary to the use for which rights are granted hereunder. Nokia shall appropriately notify all such employees, contractors and agents to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them and shall cause such employees, contractors and agents to comply with this Agreement.

(c)       The restrictions under this Section 5.05 on the use or disclosure of such information shall not apply to such information:

(i)	which is independently developed by the receiving Party (“Receiving Party”) or is lawfully received free of restriction from another source having the right to so furnish such information; or

(ii)	after it has become generally available to the public by acts or omissions not attributable to the Receiving Party or its employees, agents or contractors; or

(iii)	which at the time of disclosure to the Receiving Party was known to Receiving Party free of restriction and evidenced by documentation in the receiving’s Party possession; or

(iv)	which the disclosing Party agrees in writing is free of such restrictions; or

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(v)	which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that the receiving party provides the disclosing party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.

(d)       Licensee will not, without Nokia’s express written permission, which Licensee may request at the address specified in Section 5.10(a), make or have made, or permit to be made, more copies of any of the furnished Licensed Materials than are necessary for its use (including any use by third parties authorized by this Agreement) hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the furnished Licensed Materials; and that no rights are granted under this Agreement expressly or impliedly with respect to any copyrights except as expressly provided in this Agreement.

(e)       Licensee will not, without Nokia’s express written permission, which Licensee may request at the address specified in Section 5.10(a): (a) use in advertising, publicity, or otherwise any trade name, trademark, service mark, logo, symbol or any other identification or any abbreviation, contraction or simulation thereof owned or used by Nokia or any of its Related Companies, or (b) represent, directly or indirectly, that any product or service produced in whole or in part with the use of any of the Licensed Materials is a product or service of Nokia or any of its Related Companies or is made in accordance with or utilizes any information or documentation of Nokia or any of its Related Companies; provided, however, that nothing in this Section shall be construed as prohibiting Licensee from representing that it is licensed by Nokia with respect to the Licensed Materials.

(f)        All Licensed Materials shall be deemed the property of Nokia or its Related Companies, and upon any termination of all rights granted to Licensee hereunder pursuant to Section 4.02(a) or otherwise, Licensee and its Related Companies shall immediately cease all use of the relevant portion of the Licensed Materials and shall, as directed by Nokia, promptly destroy or deliver to Nokia relevant portion of the Licensed Materials, and at least each and every part specified by Nokia of the Licensed Materials, then under Licensee’s control.

(g)       Licensee agrees to indemnify and save Nokia and its Related Companies harmless from any claims or demands (including reasonable expense of litigation and settlement of such claims), including but not limited to those alleging infringement of any kind and for personal injury or property damage, by third persons to the extent that such claims or demands arise out of or in connection with the furnishing or use of any Licensed Materials or other information licensed or furnished hereunder.

5.06.	Compliance and Anti-Corruption

(a)       In carrying out its respective obligations under the Agreement, each Party shall comply with any and all applicable laws and regulations. Each Party agrees not to pay, promise to pay, or authorize the payment of any money or anything of value, whether directly or indirectly, to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any government official or any political party or official thereof to make an award decision or to illegally or improperly assist any of the Parties in obtaining or retaining business, or to take any other improper action favourable to any of the Parties in connection with the award of a license, permit, contract or other form of award or approval.

(b)       Licensee and Innventure acknowledge that Nokia has granted Licensee and Innventure access to Nokia-specific sustainability requirements in addition to Responsible Business Alliance (“RBA”) Code of Conduct V6.0 as part of its Supplier Requirements and to the Nokia 3rd party code of conduct, including access to on-line training relating to Nokia 3rd party code of conduct.

(c)       Licensee and Innventure agree to permit Nokia or its authorized representatives to audit Licensee and Innventure’s compliance with this Section 5.06. Licensee and Innventure shall fully cooperate in any Nokia investigation or audit, including making relevant personnel, facilities, books and records available to Nokia and/or its authorized representatives. Licensee and Innventure shall not retaliate against any employee or other person for reporting actual or suspected non-compliance with the law or the RBA Code of Conduct and/or the Nokia 3rd party code of conduct.

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(d)       Licensee and Innventure shall indemnify and hold Nokia, its Related Companies, customers, employees, officers, directors, shareholders, subcontractors or other representatives harmless from and against any claims, losses, damages, liabilities and costs arising out of, related to, or connected with Licensee or Innventure’s or each of their subcontractors’ failure to comply with any of the obligations set forth in this Section 5.06.

(e)       The Parties undertake to adhere to all relevant export control laws, regulations and sanctions with respect to the Information, technology or products received from the respective other Party, taking the specifics of any transfer and/or re-exports into consideration.

(f)       Licensee and Innventure agree that each of the provisions of this Section 5.06 constitutes material conditions of the Agreement and that any violation of any of the principles indicated or referred to therein shall be considered as a material breach of the Agreement, allowing Nokia to, at any time, (i) suspend the Agreement until Nokia considers the issue to be resolved with immediate effect and/or (ii) terminate the Agreement by not less than thirty (30) days’ advance written notice to Licensee and Innventure specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied; both without Nokia incurring any liabilities in respect of such suspension or termination and furthermore without prejudice to any remedies Nokia may have in law or in contract in respect of such breach.

(g)       Licensee and Innventure shall promptly report to Nokia any concerns and actual or potential breaches of this Section 5.06 by contacting Nokia Ethics & Compliance at ethics@nokia.com or https://nokiaethics.alertline.com.

5.07.	No Patent License

Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any patent, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued patent.

5.08.	Relationship Between Parties

No Party to this Agreement shall have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party. The Parties acknowledge and agree that they are independent contractors in respect of each other and nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties a partnership, association, joint venture, agency or other relationship.

Except for the Purchase Incentive set forth in Section 3.03, the Parties acknowledge and agree that Nokia will not be entitled to any additional discounts for the purchase of Licensed Products due to being the originator of the Licensed Materials. Notwithstanding anything to the contrary, the foregoing is not intended to preclude or disallow Nokia from engaging, bargaining or asking for discounts in the context of ordinary commercial negotiations for purchase of Licensed Products.

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For avoidance of doubt, nothing in this Agreement shall be construed as a commitment by Nokia or any Nokia Related Company to order or purchase any Licensed Products or other products from Licensee, or as a commitment or promise, implied or otherwise, to enter into any other business relationship with Licensee.

5.09.	Force Majeure

Except with respect to payment obligations hereunder, neither Nokia nor Licensee shall be liable for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control, including but not limited to acts of God, extraordinary traffic conditions, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority; upon the continuation of any of the foregoing events for a continuous period of more than six (6) months which results in Licensee being unable to perform its obligations fully hereunder, then Nokia shall have the right to terminate this Agreement with immediate effect by giving written notice to Licensee.

5.10.	Addresses

(a)       Any notice or other communication hereunder shall be sufficiently given to the Licensee when sent by certified mail, or other reputable carrier, with all fees prepaid, addressed to Licensee’s address specified in this Section 5.10(a). Unless otherwise directed by Nokia, any notice or other communication hereunder shall be sufficiently given to Nokia when sent by certified mail, or other reputable carrier, with all fees prepaid, addressed to Nokia at the address below. Any Party may give notice to the other Parties at any time by the methods specified above of a change in the address at which, or the persons to whom, notices addressed to it are to be delivered in the future, and such notice shall be deemed to amend this Section 5.10(a) until superseded by a later notice of the same type. Any notice given by overnight courier as aforesaid shall be conclusively deemed to have been received by a Party and be effective on the second business day after the day on which deposited with the express courier to the address set forth above.

If to Nokia:

Nokia Technologies Oy

Head of Licensing Operations

Karakaari 7, P.O. Box 226

FI-00045, Nokia Group, Finland

Tel. +358 (0) 10 44 88 000

Fax +358(0) 10 44 81 000

iprroyaltyreporting@nokia.com

If to Licensee:

Accelsius, LLC

6900 Tavistock Lakes Blvd.

Suite 400

Orlando, FL 32827

With a copy (which shall not constitute notice):

Berger Singerman LLP

201 E. Las Olas Blvd., Ste. 1500

Fort Lauderdale, FL 33031

Attn: Scott R. Jablonski, Esq. (sjablonski@bergersingerman.com)

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(b)       Payments by the Licensee by wire transfer shall be made to the Nokia bank account as specified below. Changes in such address or account may be specified by written notice.

Beneficiary:	[***]
Bank Name:	[***]
Address:	[***]
Telephone:	[***]
Bank Account Number:	[***]
Branch Swift Address:	[***]
IBAN:	[***]

5.11.	Integration; Amendments

This Agreement, including its preamble and recitals which are incorporated herein and any exhibits, appendices, annexes and schedules hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior or contemporaneous oral or written understandings among them related to such subject matter. No Party shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, in prior written agreements, or in a writing signed with or subsequent to the execution hereof by an authorized representative of the Party to be bound thereby. This Agreement may only be modified or amended in a writing signed by all of the Parties.

5.12.	Assignability

(a)       The Parties have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a Party (and any obligations incurred by a Party) not be assigned to entities other than such Party’s Related Companies without the other Party’s express written consent, other than as provided in this Section 5.12.

(b)       Notwithstanding the foregoing in Section 5.12(a), all of Licensee’s rights and obligations under this Agreement may be assigned by Licensee as part of a Capital Event or Agreement Assignment pursuant to and in the course of exercising its rights and fulfilling its obligations as set forth in Section 3.04.

(c)       Notwithstanding Section 5.12(a), all of Nokia’s rights, title, and interest in this Agreement and any licenses and rights granted to it (and any obligations incurred by it) hereunder may be assigned only to: (i) any Related Company of Nokia; or (ii) any direct or indirect successor to all or any portion of the business of Nokia or its Related Companies, which successor shall thereafter be deemed substituted for Nokia as the Party hereto, effective upon such assignment.

(d)       Except as set forth above in Sections 5.12(a), 5.12(b) and 5.12(c), this Agreement (or any licenses, rights or obligations hereunder) shall not be otherwise assignable or transferable (in insolvency proceedings or otherwise) by either Party. Any purported assignment in violation of this Agreement shall be void ab initio.

(e)       This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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5.13.	Choice of Law

(a)       The Parties desire and agree that the laws of the State of New York, United States of America, exclusive of its conflict of law provisions, shall apply in any dispute arising out of, related to or based upon this Agreement.

(b)       Both Parties acknowledge that they had sufficient time to have this Agreement reviewed by counsel and, therefore, a court or arbitrator shall not construe this Agreement, or any provision hereof, against any Party as drafter, and any law or regulation which provides that the language of a contract shall be construed against the drafter shall not apply to this Agreement.

5.14.	Agreement Confidentiality

The terms of, but not the existence of or the identities of the Parties to, this Agreement shall be treated as confidential information by the Parties, and no Party shall disclose such terms to any other Person without the prior written consent of the other Parties; provided however, that each Party may: (i) represent to other Persons that such Party is licensed for the products and patents as provided by this Agreement; (ii) disclose this Agreement and its terms to potential acquirers of, investors in or lenders to such Party (including any representatives of the parties in such transaction), or disclosures reasonably necessary in connection with the divestiture of all or any portion of a Party’s respective businesses, provided such disclosure is made pursuant to a written confidentiality agreement binding upon such potential acquirer, investor or lender (and any of their representatives) which contains confidentiality obligations which are no less protective than the same degree of care the receiving party normally exercises to protect its own proprietary information of a similar nature, but no less than a reasonable degree of care; (iii) disclose this Agreement and its terms in any arbitration, mediation or other official dispute resolution procedure pursuant to a written confidentiality agreement binding upon the parties which contains confidentiality obligations which are no less protective than the same degree of care the receiving party normally exercises to protect its own proprietary information of a similar nature, but no less than a reasonable degree of care; (iv) disclose this Agreement and its terms which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that such Party provides the other Party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures, unless such notification is expressly prohibited by the authority requiring disclosure; and (v) disclose this Agreement and its terms to any representative of a Party in order to comply with or enforce this Agreement, provided such disclosure is made pursuant to a written confidentiality agreement binding upon such representative which contains confidentiality obligations which are no less protective than the same degree of care the receiving party normally exercises to protect its own proprietary information of a similar nature, but no less than a reasonable degree of care. In addition, this Section 5.14 shall not prevent a Party from making disclosures reasonably required by applicable law or as required by a stock exchange, but only to the extent or degree so required for such compliance.

5.15.	Dispute Resolution

(a)       If any dispute, controversy, claim, or difference of any kind arises out of or in connection with this Agreement, or the breach, termination or validity thereof (a “Dispute”), such Dispute shall be finally settled confidentially under the then existing Rules of Arbitration of the International Chamber of Commerce (ICC) (the “Rules”), although certain specific issues expressly set forth in Section 5.15(d) may not be submitted to arbitration and instead shall be exclusively resolved in the federal courts located in and for New York, New York, United States of America.

(b)	The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Rules.

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(c)       Any award made shall contain a reasoned written opinion on which the award rests. Such an award may be recognized and enforced in any court of competent jurisdiction. In all cases, however, the arbitral tribunal shall not have the authority to rule or make findings on the validity, infringement or enforceability of any patent. To the fullest extent permissible under applicable law, the arbitral tribunal shall not stay or suspend its proceedings should any judicial or administrative proceedings be commenced, either prior to or during the arbitration, asserting alleged patent invalidity, non-infringement, or unenforceability. The Parties intend that any arbitral proceedings instituted pursuant to this Agreement shall be conducted as expeditiously as possible. The arbitral tribunal shall attempt to resolve the matter with one hundred and eighty (180) days of the constitution of the arbitral tribunal. Accordingly, the Parties agree that the arbitral tribunal and ICC shall be guided by this intention in deciding upon any procedural time limit or any request by either Party affecting the progress of the proceedings, including any request for the expedited formation of the arbitral tribunal.

(d)       The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitral tribunal is not empowered to act or make any award other than based solely on the rights and obligations of the Parties.

(e)       The arbitrator(s) must (i) have experience in patent licensing and (ii) be admitted or registered to practice law in the State of New York, United States of America. The arbitrator(s) shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(f)	The place of arbitration shall be New York, New York, United States of America.

(g)       All proceedings in such arbitration shall be conducted in English and transcripts of such proceedings shall be prepared in English.

(h)       The arbitral tribunal shall refer to the IBA Rules on the Taking of Evidence in International Commercial Arbitration for guidance.

(i)        Each Party shall bear its own legal fees and other expenses, and the Arbitral Tribunal shall not have the authority to allocate those expenses and legal fees. The reasonable legal fees and expenses of the mediator and arbitrator(s) shall be advanced equally by each Party and shall be borne equally.

(j)        A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to arbitrate.

(k)       Except for compensatory damages, the arbitrator shall not have authority to award punitive, exemplary, special, moral, consequential or other damages and each Party irrevocably waives any claim thereto.

(l)        The Parties, their representatives, other participants and the mediator, if any, and the arbitrators shall hold the existence, content and result of mediation and arbitration in confidence.

(m)      The arbitral award shall be final and binding on the Parties, and the Parties agree to comply with the award, subject to their rights under the Rules and applicable law.

5.16.	Headings; Interpretation

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Sections, Appendices, Exhibits and Schedules refer to the Sections, Appendices, Exhibits and Schedules of and attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

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5.17.	Waiver

Except as specifically provided for herein, the waiver from time to time by a Party of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided in this Agreement.

5.18.	Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effectuates the Parties’ intent at the time of entering into this Agreement.

5.19.	Execution in Counterparts

Each Party: (i) intends that a facsimile of its signature printed from an unaltered scanned version of its original signature such as by a receiving facsimile machine or a printer printing an unaltered Portable Document Format (PDF) file supplied by the Party be regarded as an original signature; and (ii) agrees that this Agreement can be executed in counterparts.

5.20.	Costs

All legal fees, costs and expenses incurred on behalf of Nokia in connection with the contemplated transactions will be borne by Nokia; and all fees, costs and expenses incurred on behalf of Licensee in connection with the contemplated transactions will be borne by Licensee.

5.21.	Bankruptcy

All rights and licenses granted by Nokia under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensee acknowledges and agrees that, if Nokia or any Related Company or successor with rights to the Licensed Materials shall become subject to any bankruptcy or similar proceeding: (a) subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Nokia’s, its Related Company’s or successor’s rejection of this Agreement.

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5.22.	Further Assurances

Each Party shall, and shall cause its respective Related Companies to, upon reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

5.23.	Notification for RAN Product Development

In the event that Licensee commences the development of a Licensed Product for the radio access network (RAN) market within the period of thirty-six (36) months from the Effective Date, Licensee shall promptly (but no later than thirty (30) days from the said event) notify Nokia in accordance with Section 5.10(a), with a copy to the following email addresses: heikki.harju@nokia.com, jukka.peltola@nokia.com, and tech.legal@nokia.com.

[

[signature page follows]

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[Signature page to Technology and Know-How License Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in by its duly authorized representative on the respective dates entered below, effective as of the Effective Date.

NOKIA:

Nokia Technologies Oy

By:	By:

Title:	Title:

Nokia Solutions and Networks Oy

By:	By:

Title:	Title:

Nokia of American Corporation

By:	By:

Title:	Title:

LICENSEE:

Accelsius, LLC

By:
Name: Gregory W. Haskell Title: President

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Solely for purposes of and solely as specifically set forth in Section 3.04, Section 3.09 and Section 5.06:

INNVENTURE, LLC

By:

Name: Gregory W. Haskell

Title: Chief Executive Officer

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
REPRESENTATIVES OF BOTH PARTIES

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APPENDIX A

DEFINITIONS

Annual Ordered Cold Plates has the meaning set forth in Section 3.03(b).

Assigned Nokia Patents means each Patent sold by Nokia to Licensee pursuant to the Patent Purchase Agreement.

Buy-Out Fee has the meaning set forth in Section 3.04(b).

Buy-Out Notice has the meaning set forth in Section 3.04(a).

Buy-Out Option has the meaning set forth in Section 3.04(a).

Buy-Out Option Event has the meaning set forth in Section 3.04(a).

Buy-Out Value Share has the meaning set forth in Section 3.04(d).

Capital Event means: (a) any Change of Control; or (b) an IPO.

Change of Control means with respect to a Party, any of the following events: (a) any third party (or group of third parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such Party normally entitled to vote in elections of directors, or regardless of equity ownership, is otherwise able (whether by law or contract) to direct its affairs or to appoint a majority of the members of the board of directors or an equivalent body able to determine the course of action of such Party by virtue of its voting or other rights; or (b) such Party conveys or otherwise transfers all or substantially all of its assets or business relating to the subject matter of this Agreement to any third party. With respect to the Licensee only, Change of Control means also the following events: (a) a sale, transfer or other transaction as a result of which Innventure and the Co-Investors cease to hold in aggregate, directly or indirectly, more than 50% of the voting securities of the Licensee; and (b) a sale of any of the Assigned Nokia Patents by the Licensee to another Person who is not related to or affiliated with Licensee.

Co-Investors means: (i) any fund managed by Innventure and whose investment decisions are controlled by Innventure; and/or (ii) any other shareholder of the Licensee who has, by shareholders’ agreement or otherwise, agreed to sell their shares in the Licensee to a third party designated by Innventure (drag along).

Code means object code and source code, collectively.

Cold Plate means a passive cooling plate that is part of a complete apparatus that together with other parts forms the sum of the parts to constitute a Licensed Product (i.e., and that is not simply the plate element).

Cold Plate Multiplier has the meaning set forth in Section 3.03(b).

Cumulative Cold Plates has the meaning set forth in Section 3.03(b).

Cumulative Indirect Purchase Incentive means the product that results from two time (2x) the Cumulative Purchase Incentive, that is, double the percentage amount of Cumulative Purchase Incentive, and shall never exceed five percent (5%) or be less than zero percent (0%).

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Cumulative Purchase Incentive has the meaning set forth in Section 3.03(b).

Derivative Work means (i) any work of authorship that is based, in whole or in part, upon one or more pre-existing works (e.g., the Licensed Materials or Licensee’s Derivative Works), such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adopted, and (ii) which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement.

Direct Revenue means any gross revenues earned by the Licensee for sale, rental, leasing, putting into use, subscription, or usage-based invoicing of: (a) any hardware components or subassemblies associated with the NCZ Technology, whether or not assembled (and without excluding any components or subassemblies which are included in such selling price); (b) any services related to the NZC Technology such as installation or maintenance; or (c) any software associated with NZC Technology.

Documentation means all information, whether in human and/or machine-readable form, relating to Code, including but not limited to user manuals and materials useful for design (for example, logic manuals, flow charts, and principles of operation).

Effective Date has the meaning specified in the preamble of this Agreement.

Enterprise Value has the meaning specified in Section 3.04(c).

Excluded Revenue means any gross revenue earned by the Licensee that is not a result of the commercial exploitation of the NZC Technology. For the avoidance of doubt, for any gross revenue to be regarded as Excluded Revenue, Licensee and its Related Companies agree to track and record any such Excluded Revenue in their accounting process and indicate such exemptions and exclusions as well as any reasons thereof to Nokia in accordance with Section 3.06.

Fair Market Value means with respect to any Licensed Product sold, leased or put into use, the greater of: (i) the selling price which a seller would realize from an unaffiliated third party in an arm’s length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such product in the form in which it is sold.

Indirect Revenue means any gross revenues earned by the Licensee or its Related Companies from any Licensed Activities that are not included in Direct Revenue. For the avoidance of doubt, Indirect Revenue expressly excludes any Direct Revenue and Excluded Revenue.

Information means all documented informative material (excluding patents and patent applications), including without limitation Code, Documentation, technical memoranda, technical reports, data and drawings of whatever kind in whatever tangible medium, specifications, tangible know-how, processes, manuals, instructions, directories, schematics, sketches, photographs, graphs, dies, molds, tools, tooling, samples, price lists, part lists and descriptions, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing.

Innventure means Innventure LLC, a Delaware limited liability company with offices located at 6900 Tavistock Blvd., Suite 400, Orlando FL 32827, USA.

Installment Payment(s) has the meaning specified in Section 3.02(b).

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IPO means an initial public offering of a company’s common stock or similar securities registered under the Securities Act of 1933.

Licensed Activity(ies) any and all revenue generation activities by the Licensee and its Related Companies, whether directly or indirectly, which include, but are not limited to, any licensing, sub-licensing, franchising, or any other revenue generating activity that relates to the use or other exploitation of all, or a portion, of NZC Technology.

Licensed Materials means Licensed Technical Information and Licensed Software.

Licensed Product(s) means any product manufactured, sold or otherwise disposed of by the Licensee in the ordinary course of its business, using or otherwise exploiting NZC Technology. Licensed Product(s) include, but are not limited to, cooling hardware systems and any related software and services.

Licensed Software means the Code and associated Documentation (but in all cases excluding Open Source Software): (i) owned by, developed, assembled and in the possession of Nokia or one of its Related Companies as of the Effective Date and in which Nokia or one of its Related Companies have a right to license as of the Effective Date; and (ii) which is specific to the operation of Licensed Activities and Licensed Products; and (iii) all of which is specifically identified in Appendix C hereto.

Licensed Technical Information means certain Information: (i) owned by, developed, assembled and in the possession of Nokia or one its Related Companies as of the Effective Date and in which Nokia or one of its Related Companies have a right to license as of the Effective Date; and (ii) which is specific to Licensed Activities and Licensed Products; and (iii) all of which is specifically identified in Appendix B hereto.

Licensee Confidential Information means Information disclosed hereunder by Licensee if to Nokia unless restrictions under Section 5.4 on use or disclosure of such Information do not apply in accordance with Section 5.4(c).

Minimum Buy-Out Fee has the meaning specified in Section 3.04(b).

Nokia Confidential Information means Information disclosed hereunder by Nokia or its Related Companies to Licensee unless restrictions under Section 5.05 on use or disclosure of such Information do not apply in accordance with Section 5.05(c).

NZC Technology means technology that uses or exploits any of the following: (i) Licensed Materials, (ii) Assigned Nokia Patents, or (iii) all of the following technical features: direct to chip cooling, thermosyphon based circulation of refrigerant, and phase change heat transfer.

Open Source Software means any software in any form and its updates and upgrades, which is not subject to license terms in Section 1.03 but to separate open source software terms and conditions set forth in the applicable open source software licenses. Open Source Software includes, but is not limited to, software licensed under licenses listed or described at http://www.opensource.org/docs/definition.php or licenses currently listed at http://www.opensource.org/licenses or software which is subject to any of the following license terms: (a) any prohibition on imposing restrictions on distribution of the software or derivatives or prohibition on imposing restrictions on aggregation with any other software, (b) any prohibition on claiming royalties, fees or charges for the software or derivatives, (c) any requirement to include and/or allow distribution of the software or derivatives in source code or (d) any requirement to grant users or licensees the right to access any source code of the software or derivatives.

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Ordered Cold Plate(s) has the meaning set forth in Section 3.03(a)(i).

Patent(s) means any and all claims of a patent(s) or patent application(s), utility model rights, inventor’s certificates and applications for any of the preceding throughout the world, including without limitation any renewals, divisions, continuations, continued prosecution applications, or continuations-in-part of any of the above, certificates, and applications, and any and all granted rights issuing on any of the foregoing, and any and all reissues, substitutions, confirmations, registrations, revalidations, renewals, and foreign counterparts of any of the foregoing, and any other rights and applications claiming priority back to any of the foregoing. For the avoidance of doubt, Patent(s) excludes design patents, registered designs, copyright and like protections.

Patent Purchase Agreement means the patent purchase agreement to be entered into between Nokia and/or its Related Companies and Licensee.

Person means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Related Company means for Nokia, Nokia Corporation, a Finnish company, and any Subsidiary (other than Nokia) of Nokia Corporation, and for Licensee, means any Subsidiary of Licensee or the parent company of Licensee.

Revenue Share means collectively any and all fees, royalties, installments, lump sums and other payments to be paid by Licensee to Nokia pursuant to Sections 3.01 and 3.02.

Royalty Payments has the meaning specified in Section 3.02(a).

Subsidiary of a Person means a corporation or other legal entity: (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

Third Party Materials means (a) any Open Source Software, (b) third party software licensed through shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software; or (c) any other information/materials commercially available or otherwise in the public domain.

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APPENDIX B

Licensed Technical Information
Hardware Design

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APPENDIX C

Licensed Software